Exhibit 99.1

August 1, 2017

Dear Valued Retail Partner,

I am writing to inform you of our decision to expand the distribution of a subset of our BLUE Life Protection Formula (LPF) product line to select mass and grocery retailers. Shipments to Target, Kroger, Meijer and Publix have begun and we expect the products to appear in store in August.

As the leading natural pet food company, Blue Buffalo has invested over $700 million to educate pet parents and build our mutual brands. We have also invested significantly in product development to build five distinct product lines (LPF, Wilderness, Basics, Freedom, and Earth’s Essentials). We have decided that broadening the distribution of LPF, our entry-level natural pet food line, is the natural evolution of our go-to-market strategy.

As the leader in the pet specialty channel, we are committed to continue to grow our business with you. In fact, we designed our entry into the mass and grocery channel to be as incremental to our pet specialty business as possible. In the mass and grocery channel, we will focus on smaller bag sizes, more mainstream formulas and wet foods and treats from our LPF product line. Wilderness, Basics, Freedom and Earth’s Essentials lines will continue to be sold exclusively through the pet specialty channel. As such, pet specialty retailers will have the broadest BLUE assortment variety and the largest bag sizes.

We will be increasing our advertising spend starting this Fall 2017 for LPF and our specialty-exclusive product lines. As part of this increased spend, we will be adding “tags” at the end of each of our Pet Specialty exclusive line commercials communicating that Wilderness, Basics, Freedom and Earth’s Essentials are “available at your favorite Pet Specialty store”. We will also continue to introduce specialty-exclusive innovation across all of our product lines.

Lastly, please note that there will be absolutely no compromise in ingredient quality in any of our products, in any channel. All LPF offerings will be the same wholesome natural formulations that pet parents have come to expect from Blue Buffalo.

As always, please reach out to your Blue Buffalo sales representative for any questions. We are committed to continuing to build our collective business.

Best regards,

/s/ Modestino (Dino) Mele
Modestino (Dino) Mele
Senior Vice President, North America Sales

The Blue Buffalo Co.	11 River Road, Wilton, CT 06897	p. 203.665.3500	f. 203.762.2526